Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE SECOND QUARTER OF 2014;
ANNOUNCES SIGNIFICANT BAKKEN/THREE FORKS ACQUISITION

•	Record quarterly average daily production of 147 MBOE per day, compared to guidance range of 136 - 143 MBOE per day; quarterly production mix of 53% liquids/47% natural gas.

•	Quarterly GAAP net income of $59.8 million, or $0.88 per diluted share; adjusted quarterly net income of $106.5 million, or $1.56 per diluted share.

•	Record quarterly adjusted EBITDAX of $423.4 million; quarterly GAAP cash provided by operating activities of $415.4 million.

•	Announces agreement for acquisition of approximately 61,000 net acres adjacent to Company's Gooseneck prospect for $330 million.

•	Tests of alternative completion designs in operated Eagle Ford and Three Forks show significant improvement to program economics.

DENVER, CO July 29, 2014 - SM Energy Company (NYSE: SM) announces its financial results for the second quarter of 2014 and provides an operations update. In addition, a new presentation concerning the Company's second quarter earnings and operations update will be posted on the Company's website at www.sm-energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on July 30, 2014. Information for the call can be found below.

SECOND QUARTER 2014 RESULTS

SM Energy reported net income for the second quarter of 2014 of $59.8 million, or $0.88 per diluted share. This compares to net income of $76.5 million, or $1.13 per diluted share, for the same period of 2013.

Adjusted net income for the second quarter of 2014 was $106.5 million, or $1.56 per diluted share, compared to adjusted net income of $51.8 million, or $0.76 per diluted share, for the same period of 2013. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and are generally items whose timing and/or amount cannot be reasonably estimated.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("adjusted EBITDAX") set a new quarterly record of $423.4 million in the second quarter of 2014, an increase of 24% from $342.5 million for the same period of 2013.

Adjusted net income and adjusted EBITDAX are non-GAAP financial measures. Please refer to the respective reconciliations in the Financial Highlights section at the end of this release for additional information about these measures.

Total operating revenues for the second quarter of 2014 were $675.0 million compared to $559.4 million for the same period of 2013, a 21% increase from period to period. The table below provides the average realized prices received by product, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for the Three Months Ended June 30, 2014
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$91.78	$86.60
Gas ($/Mcf)	$4.87	$4.51
Natural gas liquids ($/Bbl)	$35.61	$35.59
Equivalent ($/BOE)	$48.93	$46.41

The table below presents key performance measures and metrics, as well as previously provided guidance for the second quarter of 2014:

Production	Reported	2Q14 Guidance

Average daily production (MBOE/d)	147.0	136 - 143
Total production (MMBOE)	13.38	12.4 - 13.0

Costs
LOE ($/BOE)	$4.69	$4.80 - $5.05
Transportation ($/BOE)	$6.20	$6.10 - $6.50
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.9%	4.5% - 5.0%

G&A - Cash ($/BOE)	$2.24	$2.25 - $2.45
G&A - Cash NPP ($/BOE)	$0.15	$0.25 - $0.40
G&A - Non-cash ($/BOE)	$0.46	$0.40 - $0.60
Total G&A ($/BOE)	$2.85	$2.90 - $3.45

DD&A ($/BOE)	$14.03	$14.00 - $14.75

Reported average daily production increased by 6% from production of 138.6 MBOE per day in the first quarter of 2014. In the second quarter of 2014, SM Energy's reported production mix was 29% oil/condensate, 24% NGLs, and 47% natural gas.

In the second quarter, the Company reported per unit costs in-line or slightly below its previously announced guidance range.

OPERATIONS UPDATE

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 83.2 MBOE per day in the second quarter of 2014, a 9% sequential increase from the prior quarter and a 26% increase over the second quarter of 2013. During the second quarter, SM Energy made 23 flowing completions in its operated Eagle Ford Shale program.

The Company has been shifting its Eagle Ford drilling and completion program toward longer lateral wells and completions with higher sand loading. Although the Company's longer lateral testing is ongoing, sufficient data on the Company's increased sand loading tests is now available from wells in Area 2 of its operated Eagle Ford shale position to conclude that wells completed with higher sand loadings are more productive, have improved initial condensate yields, and have significantly improved economics. Additional details regarding this testing program are included in the Company's presentation and will be discussed on the Company’s earnings call.

In the non-operated portion of the Company's Eagle Ford shale program, net production for the second quarter of 2014 averaged 23.8 MBOE per day, a 2% sequential increase over the first quarter of 2014 production of 23.4 MBOE per day and a 37% increase over the second quarter of 2013. The operator made approximately 95 flowing completions during the second quarter. Consistent with previous expectations, the drilling and completion carry provided under the Company's Acquisition and Development Agreement with Mitsui was completed in the second quarter of 2014. With the completion of the carry, the Company is now responsible for funding its proportionate share of drilling and completion costs.

Bakken / Three Forks

In the second quarter of 2014, SM Energy's average daily production for its Bakken/Three Forks program was 16.5 MBOE per day. Average daily production for the quarter increased by 3% over the prior quarter and increased 21% from the second quarter of 2013. During the second quarter, the Company made 12 gross flowing completions in its operated Bakken/Three Forks program.

Earlier today, the Company entered into an agreement to acquire approximately 61,000 net acres in Divide and Williams Counties, North Dakota directly adjacent to its Gooseneck area for $330 million. Highlights of the transaction, which is expected to add significant drilling inventory, include:

•	Associated net production of approximately 3,200 BOE/d (91% oil, 1,500 BTU rich gas)

•	Properties are 90% operated and approximately 70% held by production

•	Interests in 126 drilling spacing units, 81 of which will be operated by SM Energy

•	Working interest for operated spacing units is expected to range between 37.5% – 50.0%

The transaction has an effective date of July 1, 2014, is expected to close by the end of the third quarter of 2014, and is subject to customary closing conditions and adjustments. The Company expects to fund the acquisition with cash on hand and borrowings under its existing credit facility.

Directly adjacent to the acquisition area, SM Energy has seen improvements in its Three Forks program recently due to faster drilling times and improved completions, where results to date indicate that recent wells have higher sustained production rates than older wells. Additional details regarding Gooseneck Three Forks well optimization are included in the Company's presentation and will be discussed on the Company's earnings call.

Powder River Basin
SM Energy completed one well in its Powder River Basin acreage in the second quarter of 2014.   The Rush State 4277-36-1FH (SM 100% WI) with a 3,788 foot effective lateral length had a peak 30-day initial production rate of 737 BOE per day (2-stream, 85% oil).  During 2014, the Company has acquired or entered into transactions to acquire approximately 33,000 net acres, resulting in a total of approximately 166,000 net acres in the basin. SM Energy added a third rig to its program during the second quarter and has contracted a fourth rig for delivery in the third quarter of 2014.

Permian Basin
During the second quarter of 2014, the Company made 4 flowing completions in its Sweetie Peck property. During the quarter, the Company completed two of its most productive wells to date in this program on a peak initial production per lateral foot basis. The Dorcus 4236H (SM 100% WI) had a peak 30-day initial production rate of 1,093 BOE per day on a two-stream basis and the Dorcus 3036H (SM 100% WI), the Company's first long lateral well in Sweetie Peck with an approximately 7,650 foot effective lateral, had a peak 30-day initial production rate of 1,559 BOE per day on a two-stream basis. In its Buffalo prospect in the northern Midland Basin, the Company spud its first Wolfcamp D test at the end of the second quarter.

FINANCIAL POSITION AND LIQUIDITY

As of the end of the second quarter, the Company had $163.8 million of cash on hand and outstanding borrowings of $1.6 billion, which were comprised entirely of long term notes. As of the end of the second quarter, SM Energy had an undrawn credit facility with $1.3 billion in lender commitments. As of June 30, 2014, the Company's debt to twelve month trailing adjusted EBITDAX remained at 1.0 times and its debt-to-book capitalization ratio was 48%.

CAPITAL, PRODUCTION, AND PERFORMANCE GUIDANCE

SM Energy is reviewing its capital budget for 2014 in light of its recent Bakken/Three Forks acquisition and expects to provide updated capital, production, and performance guidance in mid-August 2014.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for July 30, 2014, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). Conference dial-in information is included below. A telephonic replay of the call will be available approximately two hours after the call through August 13, 2014.

Call Type	Phone Number	Conference ID
Domestic Participant	877-303-1292	72768736
Domestic Replay	855-859-2056	72768736
International Participant	315-625-3086	72768736
International Replay	404-537-3406	72768736

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through August 13, 2014.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2013 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
June 30, 2014

Production Data	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2014	2013	Percent Change	2014	2013	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$91.78	$90.00	2%	$90.41	$90.82	—%
Gas (per Mcf)	4.87	4.28	14%	5.04	3.96	27%
NGL (per Bbl)	35.61	34.09	4%	37.13	35.24	5%
Equivalent (per BOE)	$48.93	$44.57	10%	$49.43	$44.95	10%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$86.60	$89.64	(3)%	$86.85	$90.45	(4)%
Gas (per Mcf)	4.51	4.23	7%	4.67	4.08	14%
NGL (per Bbl)	35.59	36.00	(1)%	35.67	36.81	(3)%
Equivalent (per BOE)	$46.41	$44.66	4%	$47.00	$45.52	3%

Production:
Oil (MMBbls)	3.89	3.23	21%	7.55	6.36	19%
Gas (Bcf)	37.96	39.15	(3)%	73.50	71.39	3%
NGL (MMBbls)	3.16	2.24	41%	6.05	4.08	48%
MMBOE	13.38	11.99	12%	25.85	22.34	16%

Average daily production:
Oil (MBbls per day)	42.8	35.5	21%	41.7	35.1	19%
Gas (MMcf per day)	417.2	430.2	(3)%	406.1	394.4	3%
NGL (MBbls per day)	34.7	24.6	41%	33.4	22.5	48%
MBOE	147.0	131.8	12%	142.8	123.4	16%

Per BOE Data:
Realized price before the effects of derivative cash settlements	$48.93	$44.57	10%	$49.43	$44.95	10%
Lease operating expense	4.69	4.69	—%	4.64	4.96	(6)%
Transportation costs	6.20	5.59	11%	6.27	5.12	22%
Production taxes	2.38	2.21	8%	2.29	2.24	2%
General and administrative	2.85	2.95	(3)%	2.83	3.03	(7)%
Operating profit, before the effects of derivative cash settlements	$32.81	$29.13	13%	$33.40	$29.60	13%
Derivative cash settlements	(2.52)	0.09	(2,900)%	(2.43)	0.57	(526)%
Operating profit, including the effects of derivative cash settlements	$30.29	$29.22	4%	$30.97	$30.17	3%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$14.03	$18.82	(25)%	$14.12	$19.00	(26)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
June 30, 2014

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Operating revenues:
Oil, gas, and NGL production revenue	$654,661	$534,520	$1,277,770	$1,004,095
Other operating revenues	20,319	24,840	29,930	39,445
Total operating revenues	674,980	559,360	1,307,700	1,043,540

Operating expenses:
Oil, gas, and NGL production expense	177,598	149,737	341,307	275,370
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	187,781	225,731	364,996	424,440
Exploration	24,270	20,657	45,605	36,055
Impairment of proved properties	—	34,552	—	55,771
Abandonment and impairment of unproved properties	164	4,339	2,965	4,641
General and administrative	38,115	35,374	73,166	67,654
Change in Net Profits Plan liability	(7,105)	(5,438)	(8,881)	(7,363)
Derivative loss (gain)	126,469	(85,190)	224,131	(54,618)
Other operating expenses	5,972	35,314	14,061	51,108
Total operating expenses	553,264	415,076	1,057,350	853,058

Income from operations	121,716	144,284	250,350	190,482

Non-operating income (expense):
Interest expense	(24,040)	(21,581)	(48,230)	(40,682)
Other, net	(1,847)	24	(1,821)	36

Income before income taxes	95,829	122,727	200,299	149,836
Income tax expense	(36,049)	(46,205)	(74,912)	(56,587)

Net income	$59,780	$76,522	$125,387	$93,249

Basic weighted-average common shares outstanding	67,069	66,295	67,063	66,254

Diluted weighted-average common shares outstanding	68,239	67,893	68,180	67,711

Basic net income per common share	$0.89	$1.15	$1.87	$1.41

Diluted net income per common share	$0.88	$1.13	$1.84	$1.38

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
June 30, 2014

Condensed Consolidated Balance Sheets
(in thousands, except share amounts)	June 30,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$163,794	$282,248
Accounts receivable	312,415	318,371
Derivative asset	3,613	21,559
Deferred income taxes	12,086	10,749
Prepaid expenses and other	15,007	14,574
Total current assets	506,915	647,501

Property and equipment (successful efforts method):
Proved oil and gas properties	6,151,765	5,637,462
Less - accumulated depletion, depreciation, and amortization	(2,883,506)	(2,583,698)
Unproved oil and gas properties	388,336	271,100
Wells in progress	495,052	279,654
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $23,697 and $7,390, respectively	23,935	19,072
Other property and equipment, net of accumulated depreciation of $33,529 and $28,775, respectively	258,619	236,202
Total property and equipment, net	4,434,201	3,859,792

Noncurrent assets:
Derivative asset	1,300	30,951
Restricted cash	5,499	96,713
Other noncurrent assets	56,120	70,208
Total other noncurrent assets	62,919	197,872
Total Assets	$5,004,035	$4,705,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$592,493	$606,751
Derivative liability	92,088	26,380
Other current liabilities	—	6,000
Total current liabilities	684,581	639,131

Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes	1,600,000	1,600,000
Asset retirement obligation	117,916	115,659
Asset retirement obligation associated with oil and gas properties held for sale	2,760	3,033
Net Profits Plan liability	48,104	56,985
Deferred income taxes	725,408	650,125
Derivative liability	52,847	4,640
Other noncurrent liabilities	26,467	28,771
Total noncurrent liabilities	2,573,502	2,459,213

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 67,116,732 and 67,078,853 shares outstanding, respectively; net of treasury shares: 67,116,732 and 67,056,441, respectively	671	671
Additional paid-in capital	273,664	257,720
Treasury stock, at cost: zero and 22,412 shares, respectively	—	(823)
Retained earnings	1,476,703	1,354,669
Accumulated other comprehensive loss	(5,086)	(5,416)
Total stockholders’ equity	1,745,952	1,606,821
Total Liabilities and Stockholders’ Equity	$5,004,035	$4,705,165

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
June 30, 2014

Condensed Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$59,780	$76,522	$125,387	$93,249
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on divestiture activity	(2,526)	(6,280)	(5,484)	(5,706)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	187,781	225,731	364,996	424,440
Exploratory dry hole expense	6,459	5,727	6,459	5,886
Impairment of proved properties	—	34,552	—	55,771
Abandonment and impairment of unproved properties	164	4,339	2,965	4,641
Stock-based compensation expense	7,997	9,955	14,341	18,068
Change in Net Profits Plan liability	(7,105)	(5,438)	(8,881)	(7,363)
Derivative loss (gain)	126,469	(85,190)	224,131	(54,618)
Derivative cash settlement (loss) gain	(33,680)	2,211	(62,620)	14,003
Amortization of deferred financing costs	1,477	1,363	2,954	2,440
Deferred income taxes	35,537	45,959	73,911	56,239
Plugging and abandonment	(1,894)	(2,368)	(3,219)	(3,746)
Other, net	(1,724)	3,933	(4,827)	5,769
Changes in current assets and liabilities:
Accounts receivable	(11,905)	(37,120)	(2,558)	(59,284)
Prepaid expenses and other	417	(637)	1,302	(32)
Accounts payable and accrued expenses	48,178	40,804	(13,704)	46,598
Net cash provided by operating activities	415,425	314,063	715,153	596,355

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	44,842	16,036	46,821	20,343
Capital expenditures	(426,841)	(352,852)	(778,580)	(733,992)
Acquisition of proved and unproved oil and gas properties	(98,619)	(59,156)	(98,619)	(59,201)
Other, net	(6,484)	(2,915)	(2,257)	(4,940)
Net cash used in investing activities	(487,102)	(398,887)	(832,635)	(777,790)

Cash flows from financing activities:
Proceeds from credit facility	—	293,000	—	516,500
Repayment of credit facility	—	(695,000)	—	(828,500)
Deferred financing costs related to credit facility	—	(3,444)	—	(3,444)
Net proceeds from 2024 Notes	—	490,820	—	490,820
Proceeds from sale of common stock	2,490	2,880	2,490	3,652
Dividends paid	(3,353)	(3,314)	(3,353)	(3,314)
Other, net	(101)	(29)	(109)	(29)
Net cash provided by (used in) financing activities	(964)	84,913	(972)	175,685

Net change in cash and cash equivalents	(72,641)	89	(118,454)	(5,750)
Cash and cash equivalents at beginning of period	236,435	87	282,248	5,926
Cash and cash equivalents at end of period	$163,794	$176	$163,794	$176

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
June 30, 2014

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Reported net income (GAAP)	$59,780	$76,522	$125,387	$93,249

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(4,462)	(3,393)	(5,577)	(4,580)
Derivative loss (gain)	79,423	(53,159)	140,754	(33,973)
Derivative cash settlement (loss) gain	(21,151)	1,380	(39,325)	8,710
Gain on divestiture activity	(1,586)	(3,919)	(3,444)	(3,549)
Impairment of proved properties	—	21,561	—	34,690
Abandonment and impairment of unproved properties	103	2,708	1,862	2,887
Other (2)	(5,558)	10,107	(5,558)	10,075

Adjusted net income (Non-GAAP) (3)	$106,549	$51,807	$214,099	$107,509

Diluted weighted-average common shares outstanding:	68,239	67,893	68,180	67,711

Adjusted net income per diluted common share:	$1.56	$0.76	$3.14	$1.59

(1) For the three and six-month period ended June 30, 2014, adjustments are shown net of tax and are calculated using a tax rate of 37.2%, which approximates the Company's statutory tax rate for that period, as adjusted for ordinary permanent differences. For the three and six-month period ended June 30, 2013, adjustments are shown net of tax using the Company's effective rate as calculated by dividing income tax expense by income before income taxes on the condensed consolidated statement of operations.

(2) For the three and six-month period ended June 30, 2014, adjustments include items related to settlements from the previously disclosed litigation against Endeavour Operating Corporation. These items are included as a portion of other operating revenues and non-operating expense, other, net, on the Company's condensed consolidated statement of operations. For the three and six-month period ended June 30, 2013, adjustments include items related to an agreed clarification concerning royalty payment provisions of various leases on certain South Texas & Gulf Coast acreage. These items are included as a portion of other operating expense on the Company's condensed consolidated statement of operations.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and generally are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, derivative loss, derivative cash settlement (loss) gain, impairment of properties, and (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
June 30, 2014
Adjusted EBITDAX (3)
(in thousands)

Reconciliation of net income (GAAP) to adjusted EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)
	For the Three Months Ended June 30,
	2014	2013	2014	2013
Net income (GAAP)	$59,780	$76,522	$125,387	$93,249
Interest expense	24,040	21,581	48,230	40,682
Other non-operating (income) expense, net	1,847	(24)	1,821	(36)
Income tax expense	36,049	46,205	74,912	56,587
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	187,781	225,731	364,996	424,440
Exploration (1)	22,603	18,383	42,541	31,607
Impairment of proved properties	—	34,552	—	55,771
Abandonment and impairment of unproved properties	164	4,339	2,965	4,641
Stock-based compensation expense	7,997	9,955	14,341	18,068
Derivative loss (gain)	126,469	(85,190)	224,131	(54,618)
Derivative cash settlement gain (loss)	(33,680)	2,211	(62,620)	14,003
Change in Net Profits Plan liability	(7,105)	(5,438)	(8,881)	(7,363)
Gain on divestiture activity (2)	(2,526)	(6,280)	(5,484)	(5,706)
Adjusted EBITDAX (Non-GAAP)	423,419	342,547	822,339	671,325
Interest expense	(24,040)	(21,581)	(48,230)	(40,682)
Other non-operating income (expense), net	(1,847)	24	(1,821)	36
Income tax expense	(36,049)	(46,205)	(74,912)	(56,587)
Exploration (1)	(22,603)	(18,383)	(42,541)	(31,607)
Exploratory dry hole expense	6,459	5,727	6,459	5,886
Amortization of deferred financing costs	1,477	1,363	2,954	2,440
Deferred income taxes	35,537	45,959	73,911	56,239
Plugging and abandonment	(1,894)	(2,368)	(3,219)	(3,746)
Other, net	(1,724)	3,933	(4,827)	5,769
Changes in current assets and liabilities	36,690	3,047	(14,960)	(12,718)
Net cash provided by operating activities (GAAP)	$415,425	$314,063	$715,153	$596,355

(1) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying condensed consolidated statements of operations because of the component of stock-based compensation expense recorded to exploration.

(2) Gain on divestiture activity is included within the other operating revenues line item of the accompanying condensed consolidated statements of operations.
(3) Adjusted EBITDAX represents income before interest expense, other non-operating (income) expense, income taxes, depreciation, depletion, amortization, and accretion, exploration expense, property impairments, non-cash stock compensation expense, derivative gains and losses net of cash settlements, change in the Net Profits Plan liability, and gains and losses on divestitures. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to a financial covenant under its credit facility based on its debt to adjusted EBITDAX ratio. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.